SUPPLEMENTAL AGREEMENT BETWEEN
PINNACLE WEST CAPTIAL CORPORATION AND ROBERT E. SMITH
This Supplemental Agreement (the “Agreement”) is entered into by and between Pinnacle West Capital Corporation (the “Company”) and Robert E. Smith (“Executive”).
1.Background. The Company previously entered into an Offer of Employment Letter, dated July 19, 2018, with Executive (the “Offer Letter”) and the purpose of this Agreement is to provide additional supplemental benefits to Executive as described below.
2.    Effective Date. This Agreement shall be effective October 17, 2018.
3.    Salary Increases. As of the Effective Date, Executive’s base salary shall be increased to $550,000.
4.    Equity Awards. In addition to the Executive’s previously expected annual long-term stock based award to be granted in February 2019 of $550,000 as set forth in the Offer Letter, the annual long-term stock based award that is expected to be granted by the Company to the Executive under the Pinnacle West Capital Corporation 2012 Long-Term Incentive Plan in February 2019 shall have an additional grant date fair value of $100,000 for a total annual long-term stock based award with a grant date fair value of $650,000, subject to the normal approval process by the Human Resources Committee of the Company’s Board of Directors.
5.    Impact on Offer Letter. This Agreement supplements the Offer Letter which otherwise remains in full force and effect.
IN WITNESS WHEREOF, the Company and Executive have caused this Agreement to be executed as of the date set forth below.
PINNACLE WEST CAPTIAL CORPORATION

By:    /s/ Donald E. Brandt
Its: Chief Executive Officer
October 28, 2018
Date
EXECUTIVE
/s/ Robert E. Smith
Robert E. Smith
October 25, 2019
Date